13


EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS City National Bancshares Corporation Computation of Earnings Per Common Share on a Primary & Fully Diluted Basis

In thousands, except per share data
                                         Three Months Ended     Six Months Ended
                                              June 30,             June 30,
                                           1996       1995       1996       1995

Net income
Net income applicable to primary
  common shares .......................$    293   $    266   $    565   $    563

Interest expense on convertible
  subordinated debentures, net of
  income tax ..........................       3          3          6          6

Dividends on preferred stock ..........       2         --         --         --
                                       --------   --------   --------   --------
Net income applicable to fully
  diluted common shares ...............$    288   $    263   $    559   $    557
                                       ========   ========   ========   ========
Number of average shares
Primary ............................... 114,141    111,141    112,855    111,141

Fully diluted:
  Average common shares outstanding ... 114,141    111,141    112,855    111,141
  Average convertible subordinated
  debentures converted to common shares  13,850     13,850     13,850     13,850
                                       --------   --------   --------   -------
                                        127,991    124,991    126,705    124,991
                                       ========   ========   ========   ========
Net income per share

Primary ...............................$   2.55   $   2.39   $   5.08   $   5.07
Fully diluted .........................    2.27       2.13       4.52       4.50